Exhibit 99.1

Hewitt Associates 100 Half Day Road Lincolnshire, IL 60069 Tel 847.295.5000 Fax 847.575.2377 www.hewitt.com

News and Information

For Immediate Release

July 1, 2009

Contacts:

Media: Julie Macdonald, julie.macdonald@hewitt.com, (847) 771-0076

Investors: Sean McHugh, sean.mchugh@hewitt.com, (847) 442-4176

Hewitt Associates Appoints Judson Green to Board of Directors

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc, a global human resources consulting and outsourcing company, announced today that its board of directors has elected Judson Green to the Hewitt board. Mr. Green is the current vice chairman and former president and chief executive officer of NAVTEQ Corporation (Chicago), a subsidiary of Nokia.

Mr. Green, 57, adds significant operational and financial management experience to the board. Prior to joining NAVTEQ, he served first as president and then chairman of Walt Disney Theme Parks and Resorts, which includes Disney’s theme parks, resorts, and cruise line worldwide. He had previously served as the chief financial officer of The Walt Disney Company.

“Judson Green is extremely well respected in the business community and will be a great addition to Hewitt’s board. His experience building great franchises will be of significant value as Hewitt expands our leadership position in HR outsourcing and consulting around the world,” said Hewitt Chairman and CEO Russ Fradin. “In addition to being a strong operations leader, Judson has earned a reputation as a strong people manager, a combination that is paramount to our continued success in our people-intensive business.”

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Mr. Green will serve as a member of the board’s Audit committee. He also currently serves on the corporate board of directors of DreamWorks Animation SKG, Inc. and Harley-Davidson, Inc. and on the non-profit boards of Conservation International, The Field Museum, and the Lyric Opera of Chicago. Mr. Green earned a master’s degree in business administration from The University of Chicago Booth School of Business and holds a bachelor’s degree in economics from DePauw University, where he also serves on the board of Trustees.

About Hewitt Associates

Hewitt Associates (NYSE: HEW) provides leading organizations around the world with expert human resources consulting and outsourcing solutions to help them anticipate and solve their most complex benefits, talent, and related financial challenges. Hewitt consults with companies to design and implement and communicate a wide range of human resources, retirement, investment management, health management, compensation, and talent management strategies. As a leading outsourcing provider, Hewitt administers health care, retirement, payroll, and other HR programs to millions of employees, their families, and retirees. With a history of exceptional client service since 1940, Hewitt has offices in more than 30 countries and employs approximately 23,000 associates who are helping make the world a better place to work. For more information, please visit www.hewitt.com.

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